UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2005

Vision Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Alabama	000-50719	63-1230752
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Stanford Road, Panama City, FL	32405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (251) 967-4212

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

CEO Agreement.

On December 8, 2005, the compensation committee of the board of directors of Vision Bancshares, Inc. (the “Company”), approved an Amended and Restated Employment Agreement (the “Sizemore Agreement”) for J. Daniel Sizemore, Chairman, President and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of Vision Bank, Alabama (the “Alabama Bank”) and Vision Bank, Florida (the “Florida Bank”). Parties to the Sizemore Agreement are Mr. Sizemore, the Company, the Alabama Bank and the Florida Bank. The Sizemore Agreement provides that Mr. Sizemore will serve as Chairman, Chief Executive Officer and President of the Company, the Alabama Bank and the Florida Bank and that the term of Mr. Sizemore’s employment will be three years, with the term renewing automatically for one additional day on each day after the signing of the agreement (the “Effective Date”). The Company may terminate the Sizemore Agreement upon giving three years’ written notice, or as otherwise described below.

The Sizemore Agreement provides that Mr. Sizemore will receive a base salary not less than the salary received by him as of the Effective Date ($ 300,000), plus an annual bonus up to 30% of his base salary, depending upon performance criteria. The Sizemore Agreement grants other benefits to Mr. Sizemore such as term life insurance, health insurance, a monthly car allowance of $750, and other benefits.

The Sizemore Agreement contains a confidentiality provision prohibiting Mr. Sizemore from disclosing confidential information and a non-competition and non-solicitation provision providing that Mr. Sizemore will not compete with the Company as outlined in the Sizemore Agreement within a 50 mile radius of Gulf Shores, Alabama or Panama City, Florida, solicit any employee of the Company for the Alabama Bank or Florida Bank to terminate employment or to become employees of any other person or entity, solicit customers or engage in certain other activities. This provision applies upon Mr. Sizemore’s termination for any reason and for the period immediately following the date of termination to the third anniversary of the date of termination. If a Change in Control, as defined below, occurs, the Company will pay to Mr. Sizemore an amount in cash equal to $ 900,000 as consideration for these non-competition and non-solicitation provisions.

The Sizemore Agreement may be terminated by the Company for “Cause” as defined in the Sizemore Agreement. If the Sizemore Agreement is terminated for Cause, or as a result of Mr. Sizemore’s death or disability, or by Mr. Sizemore, Mr. Sizemore will be entitled only to severance benefits provided by the Company and payment of the pro rata portion of his salary through and including the date of termination and such benefits as may be due pursuant to the provisions of applicable benefit plans.

If Mr. Sizemore is terminated by the Company other than for Cause, then for three years from the date of termination or for the remainder of the term of the Sizemore Agreement if such Agreement is not extended by the Company, Mr. Sizemore shall continue to receive the annual base salary in effect immediately prior to the date of termination and the medical, dental, life insurance and other welfare benefits (the “Welfare Benefits”) on the same basis as in effect immediately prior to termination, provided that if the terms of the Welfare Benefits do not permit such coverage, the Company will provide such Welfare Benefits to Mr. Sizemore with the same after tax effect. The Welfare Benefits will be reduced or eliminated to the extent Mr. Sizemore becomes eligible to receive comparable Welfare Benefits at substantially similar costs from another employer.

If a Change in Control occurs, the Company within ten days after such Change in Control shall pay to Mr. Sizemore an amount in a lump sum equal to three times Mr. Sizemore’s annual base salary in effect immediately prior to the time the Change in Control occurs, provided that the amount paid to Mr. Sizemore for the non-competition portion of the Sizemore Agreement as described above shall be credited again such payment and provided further that Mr. Sizemore will not owe any money to the Company as a result of such credit.

The Sizemore Agreement provides that if any amount payable to Mr. Sizemore, whether under the Sizemore Agreement or otherwise, is subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, or any similar federal or state law (the “Excise Tax”), the Company shall pay to Mr. Sizemore an additional amount equal to the Excise Tax due plus any interest, penalties, fines or additions to any tax imposed in connection with the Excise Tax, plus all income, excise and other applicable taxes imposed on Mr. Sizemore under the laws of any federal, state or local government or taxing authority by reasons of the foregoing payments.

Executive Agreements

On December 8, 2005, the compensation committee of the Company also approved Change in Control and Non-Competition Agreements (the “Executive Agreements”) for William E. Blackmon, Chief Financial Officer of the Company and the Alabama Bank, Robert S. McKean, president of the Alabama Bank and a director of the Company, Joey W. Ginn, president of the Florida Bank and a director of the Company, and Andrew Braswell, Senior Lending Officer of the Alabama Bank. Mr. Braswell is a senior officer of the Alabama Bank. The Executive Agreements provide for minimum base salaries for each person as follows: $145,000 for Mr. Blackmon, $150,000 for Mr. McKean, $145,000 for Mr. Ginn and $145,000 for Mr. Braswell.

The Executive Agreements provide that if the Company terminates the executive’s employment other than for Cause, as defined in the Executive Agreement, within three years following a Change in Control, or if the executive terminates employment voluntarily within three years after a Change in Control upon the occurrence of certain events such as the reduction of executive’s base salary or a relocation of executive’s principal place of employment to a location outside a 25 mile radius from executive’s principal place of employment, the executive will be entitled to receive a lump sum cash payment equal to the executive’s base salary in effect immediately prior to such termination for a term equal to three years less the amount of time worked by executive for the Company after the Change in Control occurs and less the non-competition payment made to the executive as described below, and to receive Welfare Benefits comparable to those described above for Mr. Sizemore. The executive will not owe any money to the Company as a result of the credit for the non-competition payment.

The Executive Agreements provide that for a period of time beginning with the date of a Change in Control and ending on the earlier of the third anniversary of the Change in Control or one year following the date the executive’s employment with the Company is terminated for any reason, the executive will not compete with the Company as outlined in the Executive Agreement within a 50 mile radius of any office location of the Company as of the time immediately prior to the Change in Control or solicit any employee of the Company to terminate employment or become an employee of any other person or entity, solicit any customers or engage in certain other activities. The Executive Agreements also contain a confidentiality provision. Upon a Change in Control the Company will pay to each executive a lump sum in cash equal to the executive’s current annual salary in effect at the date of the Change in Control as consideration for the non-competition, non-solicitation and confidentiality provisions.

The Executive Agreements also provide for the payment to the executives of amounts that may be due as a result of the imposition of any Excise Tax under circumstances similar to those described above for Mr. Sizemore.

Officer Agreements

On December 8, 2005 the compensation committee of the Company’s board of directors approved revised Change in Control Agreements (the “CIC Agreements”) for seven officers of the Alabama Bank and the Florida Bank.

If the officer’s employment is terminated by the Company at any time within three years following a Change in Control, or if the officer voluntarily terminates employment within three years following a Change in Control upon the reduction of the officer’s base salary, or a relocation of the officer’s principal place of employment to a location outside a 25-mile radius from the officer’s principal place of employment or certain other events, then the officer will be entitled to receive a lump sum cash payment in an amount equal to 2.99 times the officer’s average annualized compensation included on the officer’s IRS Form W-2 over the five most recent taxable years ending before the date on which the Change in Control occurs less an amount equal to the gain (if any) in unvested stock options as of the date of the officer’s termination of employment. Upon a Change in Control, the total amount that could be paid to all of such officers in the aggregate is approximately $1.6 million.

“Change in Control”

For purposes of the Sizemore Agreement, the Executive Agreements and the CIC Agreements, “Change in Control” means the occurrence during the term of the respective agreement of any of the following events: (i) a merger, consolidation or other corporate reorganization of the Company in which the Company does not survive, or a sale of all or substantially of the assets of the Company, (ii) when any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company, any subsidiary of the Company, or any Company employee benefit plan, including its trustee), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under such Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities; or (iii) individuals who currently constitute the directors of the Company, or who become directors of the Company upon nomination or election by the directors of the Company, other than through an actual or threatened stockholder election contest, cease for any reason to constitute a majority of the directors of the Company or its successor. A “Change in Control” also means the occurrence of any of the foregoing events with respect to the Alabama Bank or the Florida Bank.

The form of the Sizemore Agreement and forms of the Executive Agreement and the CIC Agreement are contained as exhibits to this Form 8-K.

Increase in Compensation and Bonus Approval

On December 8, 2005, the compensation committee of the board of directors of the Company approved annual salary increases for the executive officers of the Company. Bonuses for 2005 were also approved. The following table shows the 2006 compensation to be paid to the Company’s executive officers and the bonuses to be paid for 2005:

	2006 Compensation	2005 Bonus
J. Daniel Sizemore	$300,000	$123,750
William E. Blackmon	$145,000	$59,355
Robert S. McKean	$150,000	$61,875
Joey W. Ginn	$145,000	$58,500
Andrew Braswell[1]	$145,000	$59,455

Approval of Incentive Plan

On December 8, 2005, the compensation committee of the board of directors of the Company approved an incentive plan for executive officers, senior officers, officers and employees that provides that bonuses shall be paid based upon certain performance criteria. The plan provides that officers and employees may be paid a percentage of their base salary in the form of incentive pay, to be paid quarterly, based primarily upon the level of net income achieved as a percentage of budgeted net income.

The plan also provides incentives for the Chief Executive Officer and other executive and senior officers. These incentives will be paid annually based on the annual performance of the Company. If an officer has not been employed an entire year, a pro-rated incentive will be paid. The potential bonuses for the executive officers could produce maximum annual payouts of 65 percent of annual base salary for the Chief Executive Officer, 50 percent of annual base salary for the other executive officers and 35 percent of base salary for senior officers. The actual amount of the payouts will be based upon achievement by the Company of a percentage of budgeted net income with the amount to be paid equal to zero percent, 50 percent, 75 percent or 100 percent of the potential payout depending upon how the Company performs against budget.

[1]	Mr. Braswell is a senior officer of the Alabama Bank.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

10.1	Form of Sizemore Agreement

10.2	Form of Exectuive Agreements

10.3	Form of CIC Agreements

10.4	Compensation Adjustments and 2006 Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: December 14, 2005

VISION BANCSHARES, INC.

/s/ William E. Blackmon
By:	William E. Blackmon
Its:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Form of Sizemore Agreement

10.2	Form of Executive Agreements

10.3	Form of CIC Agreements

10.4	Compensation Adjustments and 2006 Incentive Plan